Exhibit 1.A.5(a)(iii)

                        SOUTHLAND LIFE INSURANCE COMPANY
                              (A TEXAS CORPORATION)
            5780 POWERS FERRY ROAD, N.W. ATLANTA, GEORGIA 30327-4390
                                 MAILING ADDRESS
                   P.O. BOX 105006 ATLANTA, GEORGIA 30348-5006
                       A STOCK COMPANY - ESTABLISHED 1908

                           JOHN Q. DOE AND MARY J. DOE

                                  08 0002 3435

                  AGREEMENT BY SOUTHLAND LIFE INSURANCE COMPANY

Southland Life Insurance Company will pay the benefits described in this policy in accordance with the terms of this policy. No benefit is payable under this policy on the death of the first insured, except as provided by rider, if attached. However, you should give us notice of the first death at the time it occurs.


                        PLEASE READ YOUR POLICY CAREFULLY

This policy is a legal contract between you as owner of the policy and the company.

                          RIGHT TO EXAMINE THIS POLICY

You have the right to examine and return this policy. You may return it by mail or other delivery to the agent who sold it to you or to our Home Office within 10 days after you receive it. It will then be void from the beginning. Upon return of the policy, we will refund all premiums paid. If this policy is a replacement policy as defined by state law where this policy is delivered, you have the right to examine and return this policy within 10 days.

This policy is signed for Southland Life Insurance Company by









 THIS POLICY IS A LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY.
   THIS POLICY INCLUDES PERSISTENCY BONUS. THIS IS A NON-PARTICIPATING POLICY.

Death benefits and other values provided by this contract, when based on the investment experience of a separate account, are variable. These values may increase or decrease, based on investment experience and are not guaranteed as to a fixed dollar amount. Death benefits are payable by us upon the second death of the two insureds. There is no maturity date. Flexible premiums are payable by you during the lifetime of either insured until the policy anniversary nearest the younger insured's 100th birthday.




Policy Form 15287-00

                                TABLE OF CONTENTS

SCHEDULE.......................................................................4

DEFINITIONS ...................................................................5

INSURANCE COVERAGE PROVISIONS..................................................6
       EFFECTIVE DATE..........................................................6
       BASE DEATH BENEFIT......................................................6
       CHANGE IN REQUESTED INSURANCE COVERAGE..................................6
              Requested Increases in Coverage..................................6
              Requested Decreases in Coverage..................................7
              Death Benefit Option Changes.....................................7
       CONTINUATION OF COVERAGE BEYOND AGE 100.................................7
       PAYOUT OF PROCEEDS......................................................8

PREMIUM PROVISIONS.............................................................9
       PLANNED PREMIUMS........................................................9
       UNPLANNED PREMIUMS......................................................9
       PREMIUM LIMITATION .....................................................9
       FAILURE TO PAY PREMIUM .................................................9
       INITIAL PREMIUM ALLOCATION..............................................9
       SUBSEQUENT PREMIUM ALLOCATIONS..........................................9
       CHANGES TO PREMIUM ALLOCATIONS..........................................9

SEPARATE ACCOUNT PROVISIONS ..................................................10
       THE SEPARATE ACCOUNT...................................................10
       SEPARATE ACCOUNT DIVISIONS ............................................10
       CHANGES WITHIN THE SEPARATE ACCOUNT....................................10

GENERAL ACCOUNT PROVISIONS....................................................11
       THE GENERAL ACCOUNT....................................................11
       GUARANTEED INTEREST ACCOUNT............................................11
       LOAN DIVISION..........................................................11

TRANSFER PROVISIONS...........................................................11

ACCOUNT VALUE PROVISIONS......................................................12
       ACCOUNT VALUES ON THE INVESTMENT DATE..................................12
       ACCUMULATION UNIT VALUE................................................12
       ACCUMULATION EXPERIENCE FACTOR.........................................12
       ACCOUNT VALUE OF THE DIVISIONS OF THE SEPARATE ACCOUNT.................13
       ACCOUNT VALUE OF THE GUARANTEED INTEREST ACCOUNT.......................13
       ACCOUNT VALUE OF THE LOAN DIVISION.....................................13

MONTHLY DEDUCTION AND REFUND..................................................14
       MONTHLY DEDUCTION .....................................................14
       COST OF INSURANCE .....................................................14
       PERSISTENCY REFUND.....................................................15






Form 15287-00                           2

LOAN PROVISIONS ..............................................................15
       POLICY LOANS ..........................................................15
           Preferred Policy Loans.............................................15
       LOAN INTEREST .........................................................16
       LOAN DIVISION .........................................................16

PARTIAL WITHDRAWAL PROVISIONS ................................................16

SURRENDER PROVISIONS..........................................................17
       SURRENDER VALUE........................................................17
       SURRENDER CHARGES......................................................17
       BASIS OF COMPUTATIONS..................................................18
       FULL SURRENDERS........................................................18

GRACE PERIOD, TERMINATION AND REINSTATEMENT PROVISIONS........................18
       GRACE PERIOD...........................................................18
       SPECIAL CONTINUATION PERIOD............................................19
       GUARANTEE PERIOD.......................................................19
       TERMINATION............................................................20
       REINSTATEMENT..........................................................20
       DEFERRAL OF PAYMENT....................................................20

GENERAL POLICY PROVISIONS.....................................................21
       THE POLICY.............................................................21
       CONTRACT CHANGES.......................................................21
       PROCEDURES.............................................................21
       OWNERSHIP..............................................................21
       BENEFICIARIES..........................................................22
       EXCHANGE RIGHT.........................................................22
       POLICY SPLIT...........................................................22
       COLLATERAL ASSIGNMENT..................................................23
       INCONTESTABILITY.......................................................23
       MISSTATEMENT OF AGE OR GENDER..........................................24
       SUICIDE EXCLUSION......................................................24
       PERIODIC REPORTS.......................................................24
       ILLUSTRATION OF BENEFITS AND VALUES....................................24
       NONPARTICIPATING.......................................................24
       CUSTOMER SERVICE CENTER................................................24

PAYOUTS OTHER THAN AS ONE SUM.................................................25
       ELECTION...............................................................25
       PAYOUT OPTIONS.........................................................25
       CHANGE AND WITHDRAWAL..................................................25
       EXCESS INTEREST........................................................26
       MINIMUM AMOUNTS........................................................26
       SUPPLEMENTARY POLICY...................................................26
       INCOME PROTECTION......................................................26
       DEATH OF PRIMARY PAYEE.................................................26
       PAYMENTS OTHER THAN MONTHLY............................................26

SETTLEMENT OPTION TABLES......................................................27

Any supplementary amendments or endorsements, and a copy of the application follow the final policy provisions and are to be considered part of the Policy.

Policy Form 15287-00                    3

                                    SCHEDULE
                   (Schedule Effective Date: November 1, 2000)

POLICY NUMBER                               08 0002 3435
POLICY DATE                                 NOVEMBER 1, 2000

INSURED (1)                                 JOHN Q. DOE
AGE/GENDER                                  35 MALE
PREMIUM CLASS:                              STANDARD NONTOBACCO
RATING FACTOR:                              1.00
EXTRA PREMIUM FOR PREMIUM CLASS             $XX.XX PER MONTH FOR X MONTHS

INSURED (2)                                 MARY J. DOE
AGE/GENDER                                  35 FEMALE
PREMIUM CLASS:                              STANDARD NONTOBACCO
RATING FACTOR:                              1.00
EXTRA PREMIUM FOR PREMIUM CLASS             $XX.XX PER MONTH FOR X MONTHS

JOINT EQUIVALENT AGE                        35

INITIAL STATED DEATH BENEFIT                $100,000
ADJUSTABLE TERM INSURANCE                   $150,000*
      DEATH BENEFIT
TARGET DEATH BENEFIT                        $250,000**

ADDITIONAL BENEFITS:
SINGLE LIFE TERM INSURANCE RIDER INS#1      $100,000***
SINGLE LIFE TERM INSURANCE RIDER INS#2      $100,000***

DEATH BENEFIT OPTION                        A
MONTHLY PROCESSING DATE                     1ST

PREMIUM PAYMENT FREQUENCY AT ISSUE          ANNUAL
SCHEDULED PERIODIC PREMIUM                  $2000.00
MINIMUM ANNUAL PREMIUM                      $717.00
[GUARANTEE PERIOD ANNUAL PREMIUM]           [$xxx.xx]
DEFINITION OF LIFE INSURANCE TEST           GUIDELINE PREMIUM TEST


Coverage will expire if premiums are insufficient to continue coverage. Coverage will also be affected by partial withdrawals, policy loans, changes in the current cost of insurance rates and the investment experience of the funds of the Separate Account.

*This amount is the amount of adjustable term death benefit on the policy date. This death benefit will vary from time to time, and may depend on your account value. See the rider and policy for details.

**This amount is the target death benefit on the policy date. It may change at the beginning of each policy year. See the Schedule and rider for details.

***This is the amount of single life term death benefit on the policy date. This death benefit may change at the beginning of each policy year. See the rider and Schedule for details.

CUSTOMER SERVICE CENTER:            P.O. Box 173789, Denver, Colorado 80217-3789
                                    Toll Free Number  1-800-224-3035

Policy Form 15287-00                    4

                             SEGMENT BENEFIT PROFILE

                   SCHEDULE EFFECTIVE DATE: [NOVEMBER 1,2000]



DESCRIPTION   SEGMENT STATED          SEGMENT         SEGMENT       SEGMENT
              DEATH BENEFIT           EFFECTIVE       TARGET        PREMIUM
              AMOUNT                  DATE            PREMIUM       CLASS


Segment #1    $100,000                11/1/00         $410.06       Ins(1) M, NT
                                                                    Ins(2) F, NT









ADDITIONAL BENEFITS
Adjustable Term Insurance Rider premium class or rating is the same as Segment
#1
Single Life Term Rider for Insured #1 premium class or rating is Single Life Term Rider for Insured #2 premium class or rating is



A segment is a block of death benefit coverage. The stated death benefit shown on the schedule page at issue is Segment #1. Additional segments may be added to the policy after issue to increase the death benefit. Each individual segment added to the policy has its own cost of insurance charges as shown in the Schedule. This is further defined in the Definition of Terms section of your policy.
















Form 15287-00                          4A

                                 EXPENSE CHARGES

PREMIUM EXPENSE CHARGES

       Premium Tax                                 2.5% of each Premium
       Federal Deferred Acquisition Costs          1.5% of each Premium

       We reserve the right to increase or decrease the premium expense charge for taxes due to any change in tax law. We further reserve the right to increase or decrease the premium expense charge for the federal income tax treatment of deferred acquisition costs due to any change in the cost to us.

       Guaranteed Maximum Sales Charge

                                Segment Premium Paid      Segment Premium Paid
                                Up to Segment Target      in Excess of Segment
                                Premium                   Target Premium


       Segment Years 1-10             4.0%                       2.0%
       Segment Years 11 and beyond    2.0%                       2.0%


GUARANTEED MAXIMUM MONTHLY ADMINISTRATIVE EXPENSE CHARGES

       Per Policy Charge:     $15 per month for the first 120 policy months
                              $9 per policy month thereafter

       Monthly
       Administrative Charge: $0.085 per unit for the first 120 policy months
                              $0.015 per unit for policy months 121 through 240.

       Unit is the greater of stated death benefit or target death benefit then in force for the policy, divided by 1000.


                    ANNUAL MORTALITY AND EXPENSE RISK CHARGE

ANNUAL MORTALITY AND EXPENSE RISK CHARGE:   0.90% (0.002466% per day)












Policy Form 15287-00                   4B

POLICYHOLDER TRANSACTION CHARGES

       Policy Illustrations                  $25 for each illustration after the
                                             1st in a policy year.
       Partial Withdrawal Service Fee        See below.


POLICY LOANS

       Policy Loan Interest Rate             6.00%
       Preferred Loan Interest Rate          4.00%
       Guaranteed Interest Rate Credited to  4.00%
            Loan Division
       Minimum Loan Amount                   $100
       Maximum Loan Amount                   See Loan Provisions section

PARTIAL WITHDRAWALS

       Minimum Partial Withdrawal Amount     $100
       Maximum Partial Withdrawal Amount     Amount which will leave $500 as the
                                                 net cash surrender value
       Partial Withdrawal Service Fee        Lesser of $25 or 2% of the
                                                withdrawal amount for each
                                                withdrawal in a policy year
       Limit on Partial Withdrawals          Twelve (12) in a policy year.


GUARANTEED INTEREST DIVISION

Guaranteed Interest Rate for
     Guaranteed Interest Division            3.00%


PERSISTENCY REFUND FACTOR

       Persistency Refund Factor:            .000375 monthly














Policy Form 15287-00                   4C

SURRENDER CHARGES


TOTAL SURRENDER CHARGE TABLE

The surrender charges pertaining to the insurance coverage shown in the Schedule are shown in the following table. This table may change upon any increase or decrease in the policy's stated death benefit.



------------------------------- -----------------------------
    Surrender During the                 Segment #1
     Policy Year Ending               Total Surrender Charge
------------------------------- -----------------------------
             2001                         $630.96
------------------------------- -----------------------------
             2002                         $630.96
------------------------------- -----------------------------
             2003                         $630.96
------------------------------- -----------------------------
             2004                         $630.96
------------------------------- -----------------------------
             2005                         $630.96
------------------------------- -----------------------------
             2006                         $577.86
------------------------------- -----------------------------
             2007                         $524.77
------------------------------- -----------------------------
             2008                         $471.67
------------------------------- -----------------------------
             2009                         $418.58
------------------------------- -----------------------------
             2010                         $365.48
------------------------------- -----------------------------
             2011                         $312.38
------------------------------- -----------------------------
             2012                         $259.29
------------------------------- -----------------------------
             2013                         $206.19
------------------------------- -----------------------------
             2014                         $143.10
------------------------------- -----------------------------
             2015                          $0.00
------------------------------- -----------------------------




Surrender charges for each coverage segment reach zero at the beginning of the fifteenth policy year. Surrender charges shall not exceed the applicable amount shown in this table.
















Policy Form 15287-00                   4D

The policy's base death benefit at any time will be at least equal to the account value times the appropriate factor from this table.

                          DEFINITION OF LIFE INSURANCE
                 GUIDELINE PREMIUM TEST/CASH VALUE CORRIDOR TEST
                              DEATH BENEFIT FACTORS

----------------------- ------------- -------------------- -------------
       Younger             Factor            Younger         Factor
      Insured's                             Insured's
     Attained Age                          Attained Age
----------------------- ------------- -------------------- -------------
         0-40               2.50
----------------------- ------------- -------------------- -------------

----------------------- ------------- -------------------- -------------
          41                2.43              71               1.13
----------------------- ------------- -------------------- -------------
          42                2.36              72               1.11
----------------------- ------------- -------------------- -------------
          43                2.29              73               1.09
----------------------- ------------- -------------------- -------------
          44                2.22              74               1.07
----------------------- ------------- -------------------- -------------
          45                2.15              75               1.05
----------------------- ------------- -------------------- -------------

----------------------- ------------- -------------------- -------------
          46                2.09              76               1.05
----------------------- ------------- -------------------- -------------
          47                2.03              77               1.05
----------------------- ------------- -------------------- -------------
          48                1.97              78               1.05
----------------------- ------------- -------------------- -------------
          49                1.91              79               1.05
----------------------- ------------- -------------------- -------------
          50                1.85              80               1.05
----------------------- ------------- -------------------- -------------

----------------------- ------------- -------------------- -------------
          51                1.78              81               1.05
----------------------- ------------- -------------------- -------------
          52                1.71              82               1.05
----------------------- ------------- -------------------- -------------
          53                1.64              83               1.05
----------------------- ------------- -------------------- -------------
          54                1.57              84               1.05
----------------------- ------------- -------------------- -------------
          55                1.50              85               1.05
----------------------- ------------- -------------------- -------------

----------------------- ------------- -------------------- -------------
          56                1.46              86               1.05
----------------------- ------------- -------------------- -------------
          57                1.42              87               1.05
----------------------- ------------- -------------------- -------------
          58                1.38              88               1.05
----------------------- ------------- -------------------- -------------
          59                1.34              89               1.05
----------------------- ------------- -------------------- -------------
          60                1.30              90               1.05
----------------------- ------------- -------------------- -------------

----------------------- ------------- -------------------- -------------
          61                1.28              91               1.04
----------------------- ------------- -------------------- -------------
          62                1.26              92               1.03
----------------------- ------------- -------------------- -------------
          63                1.24              93               1.02
----------------------- ------------- -------------------- -------------
          64                1.22              94               1.01
----------------------- ------------- -------------------- -------------
          65                1.20              95               1.00
----------------------- ------------- -------------------- -------------

----------------------- ------------- -------------------- -------------
          66                1.19              96               1.00
----------------------- ------------- -------------------- -------------
          67                1.18              97               1.00
----------------------- ------------- -------------------- -------------
          68                1.17              98               1.00
----------------------- ------------- -------------------- -------------
          69                1.16              99               1.00
----------------------- ------------- -------------------- -------------
          70                1.15         100 and older         1.00
----------------------- ------------- -------------------- -------------

----------------------- ------------- -------------------- -------------


Form 15287-00                          4E

                      TABLE OF GUARANTEED RATES-SEGMENT #1
   Guaranteed Maximum Cost of Insurance Rates Per $1000 of Net Amount at Risk
                     (These rates apply to the Base Policy.)

---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
 Segment Year       Monthly Cost of      Segment Year      Monthly Cost of      Segment Year     Monthly Cost of
                     Insurance Rate                         Insurance Rate                        Insurance Rate
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       0                0.00029               29               0.44922               58              21.07894
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       1                0.00094               30               0.52778               59              23.37773
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       2                0.00174               31               0.61724               60              26.51949
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       3                0.00270               32               0.71747               61              31.35742
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       4                0.00390               33               0.82806               62              39.59830
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       5                0.00537               34               0.95316               63              54.65492
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       6                0.00720               35               1.09872               64              83.33333
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       7                0.00937               36               1.27190               65
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       8                0.01195               37               1.48191               66
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       9                0.01498               38               1.73698               67
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      10                0.01858               39               2.04020               68
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      11                0.02272               40               2.39109               69
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      12                0.02754               41               2.78822               70
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      13                0.03315               42               3.22853               71
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      14                0.03974               43               3.71109               72
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      15                0.04741               44               4.24541               73
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      16                0.05649               45               4.84859               74
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      17                0.06725               46               5.53770               75
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      18                0.08016               47               6.33237               76
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      19                0.09527               48               7.24554               77
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      20                0.11272               49               8.26516               78
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      21                0.13268               50               9.37750               79
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      22                0.15492               51              10.56782               80
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      23                0.17972               52              11.82596               81
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      24                0.20783               53              13.14547               82
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      25                0.24032               54              14.52703               83
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      26                0.27881               55              15.97964               84
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      27                0.32514               56              17.52244               85
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      28                0.38176               57              19.19650               86
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------

The above Table of Guaranteed Rates is based on the 1980 U.S. Commissioner's Standard Ordinary Sex Distinct Mortality Table. These rates include substandard rates, if applicable.










Form 15287-00                          4G

                      TABLE OF GUARANTEED RATES-SEGMENT #1
 Guaranteed Maximum Cost of Insurance Rates Per $1000 of ATR Net Amount at Risk
                        (These rates apply to the ATR.)

---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
 Segment Year       Monthly Cost of      Segment Year      Monthly Cost of      Segment Year     Monthly Cost of
                     Insurance Rate                         Insurance Rate                        Insurance Rate
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       0                0.00045               29               0.66277               58              26.52708
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       1                0.00147               30               0.77552               59              29.36692
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       2                0.00271               31               0.90279               60              33.26593
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       3                0.00422               32               1.04461               61              39.29025
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       4                0.00609               33               1.19968               62              49.56750
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       5                0.00838               34               1.37382               63              68.35812
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       6                0.01119               35               1.57540               64              83.33333
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       7                0.01456               36               1.81377               65
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       8                0.01854               37               2.10117               66
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
       9                0.02323               38               2.44842               67
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      10                0.02877               39               2.85820               68
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      11                0.03512               40               3.32872               69
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      12                0.04249               41               3.85608               70
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      13                0.05109               42               4.43540               71
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      14                0.06113               43               5.06385               72
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      15                0.07280               44               5.75364               73
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      16                0.08662               45               6.52663               74
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      17                0.10289               46               7.40396               75
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      18                0.12238               47               8.40993               76
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      19                0.14506               48               9.55930               77
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      20                0.17122               49              10.83359               78
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      21                0.20104               50              12.21454               79
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      22                0.23408               51              13.68128               80
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      23                0.27080               52              15.22354               81
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      24                0.31217               53              16.83418               82
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      25                0.35980               54              18.51615               83
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      26                0.41600               55              20.28398               84
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      27                0.48342               56              22.16496               85
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------
      28                0.56560               57              24.21246               86
---------------- ----------------------- ------------- ------------------------ ------------- -----------------------

The above Table of Guaranteed Rates is based on 125% of the 1980 U.S. Commissioner's Standard Ordinary Sex Distinct Mortality Table. These rates include substandard rates, if applicable.




Form 15287-00

                                   DEFINITIONS

ACCOUNT VALUE: The sum of the amounts allocated to the portfolios of the Separate Account and to the Guaranteed Interest Division, as well as any amount set aside in the Policy Loan Division

AGE/JOINT EQUIVALENT ISSUE AGE/YOUNGER INSURED'S BIRTH DATE:
         AGE - The policy is issued at the ages shown in the Schedule. Each issue age is the age nearest birthday on the policy date.

         JOINT EQUIVALENT ISSUE AGE - This age is determined on the policy date. The attained joint equivalent age is the joint equivalent issue age on the policy date increased by the number of completed policy years.

         YOUNGER INSURED'S BIRTH DATE - The younger insured's 100th birth date is the date on which the younger of the two insured's reaches attained age 100 or the date the younger insured would have reached attained age 100 if that insured dies before actually reaching that date. Any other birth date of the younger insured is determined in the same manner. The younger insured's attained age is the issue age of the younger of the two insureds as shown in the Schedule, increased by the number of completed policy years.

BASE DEATH BENEFIT: The base death benefit depends on the death benefit option you choose. This is defined in the Base Death Benefit provision of the policy.

CASH SURRENDER VALUE: Cash surrender value on any valuation date is the account value minus surrender charges, if any.

CUSTOMER SERVICE CENTER: The Southland Customer Service Center is the company's offices at P.O. Box 173789, Denver, CO 80217-3789. For overnight delivery, the address is 1290 Broadway, Denver, CO 80203.

FIRST DEATH: The first death is the death of the first to die of the two insureds.

GENERAL ACCOUNT: The account which contains all of our assets other than those held in a separate account.

GUARANTEED INTEREST DIVISION: Part of our General Account to which a portion of the account value may be allocated and which provides guarantees of principal and interest.

INITIAL PERIOD: The initial period ends on the earlier of: (a) the date this policy was delivered to you plus the Right to Examine Period, so long as we receive notice of the delivery date at our Customer Service Center before the date defined in (b), or (b) the date this policy is mailed from our Customer Service Center plus 5 days plus the Right to Examine Period.

INVESTMENT DATE: The first date we apply your net premium payment to your policy. We will allocate the initial net premium to your policy at the end of the valuation period during which the latest of the following requirements is satisfied:
    1) we receive the amount of premium required for coverage to begin under the policy;
    2) we have approved the policy for issue, and
    3) all issue requirements have been met and received in our Customer Service Center.

LOAN DIVISION: Part of our General Account in which funds are set aside to secure any outstanding policy loan and accrued loan interest when due.


Policy Form 15287-00                    5

MONTHLY PROCESSING DATE: The date each month on which the monthly deductions from the account value are due. The first monthly processing date will be the policy date or the date on which the initial net premium is allocated to your policy, if later. Subsequent monthly processing dates will be the same date as the policy date each month thereafter. If that date is not a valuation date, monthly processing will use the next calculated accumulation unit value.

NET ACCOUNT VALUE: The amount of the account value minus any policy loan and accrued loan interest.

NET PREMIUM: The premium amount paid minus the premium expense charges shown in the Schedule. These charges are deducted from each premium before the premium is applied to your account value.

PARTIAL WITHDRAWAL: The withdrawal of a portion of your cash surrender value from the policy. The partial withdrawal may reduce the amount of base death benefit in force, which in turn may cause a surrender charge to be incurred.

POLICY LOAN: The sum of amounts you have borrowed from your policy, increased by any policy loan interest capitalized when due, and reduced by any policy loan repayments.

PORTFOLIOS OF THE SEPARATE ACCOUNT: The investment options available, each of which invests in shares of one of the portfolios.

RIGHT TO EXAMINE PERIOD: The number of days after delivery during which you have the right to examine your policy. See the cover page of your policy for a description of your right to examine period.

SCHEDULED PREMIUM: The premium amount that you specify on the application as the amount you intend to pay at fixed intervals over a specified period of time. Premiums may be paid monthly, quarterly, semiannual, or annually, as you determine. You need not pay the scheduled premium and you may change it at any time. Also, within limits, you may pay less or more than the scheduled premium.

SECOND DEATH: The second death is the death of the second to die of the two insureds.

SEGMENT: The stated death benefit shown on the Segment Benefit Profile of the
Schedule is the initial segment, or Segment #1. Each increase in the stated death benefit (other than due to an option change) is a new segment. Each new segment will be shown separately on the Segment Benefit Profile of the Schedule. The first year for a segment begins on the effective date of the segment and ends one year later. Each new segment may be subject to a new minimum annual premium, new sales charge, new surrender charges, new cost of insurance charges and new incontestability and suicide exclusion periods.

STATED DEATH BENEFIT: The sum of the segments under the policy. The stated death benefit changes when there is an increase or a decrease or when a transaction on the policy causes it to change (for example, a partial withdrawal under an Option A base death benefit may cause the stated death benefit to change).

SURRENDER CHARGE: The charge made against your account value in the event of surrender, policy lapse, requested reductions in the stated death benefit, or certain partial withdrawals.




Policy Form 15287-00                   5A

TARGET DEATH BENEFIT: The target death benefit for your policy is defined in the Adjustable Term Insurance Rider, if any, attached to the policy.

VALUATION DATE: Each date as of which the net asset value of the shares of the portfolio and unit values of the divisions are determined. Except for days that a division's corresponding portfolio does not value its shares, a valuation date is any day:

(a) The New York Stock Exchange (NYSE) is open for trading and on which Southland Life's Customer Service Center is open for business; or
(b)  as may be required by law.

VALUATION PERIOD: The period which begins at 4:00 p.m. Eastern Time on a valuation day and ends at 4:00 p.m. Eastern Time on the next succeeding valuation date.










































Form 15287-00                          5B

                          INSURANCE COVERAGE PROVISIONS

POLICY DATE

The policy date shown in the Schedule is the effective date for all coverage provided in the original application. The policy date is the date from which we measure policy years and determine the monthly processing date. The first monthly processing date is the investment date. Future monthly processing dates are the same calendar day of each month as the policy date unless this is not a valuation date in which case the monthly processing date occurs on the next valuation date. A policy anniversary occurs each year on the same month and day as the policy date unless this is not a valuation date in which case the policy anniversary occurs on the next valuation date. The effective date for new segments and additional benefits is shown in the Schedule.

BASE DEATH BENEFIT

The base death benefit will be determined, at any time, as follows:

Option 1: Under Option A, the base death benefit is the greater of:
     (a) The stated death benefit; or
     (b) The account value multiplied by the appropriate factor from the Death Benefit Factors shown in the Schedule

Option 2: Under Option B, the based death benefit is the greater of:
     (a) The stated death benefit plus the account value; or
     (b) The account value multiplied by the appropriate factor from the Death Benefit Factors shown in the Schedule

The stated death benefit and the death benefit type are shown in the Schedule.

This policy is designed to qualify as a life insurance contract under the Internal Revenue Code. All terms and provisions of the policy shall be construed in a manner consistent with that design. The base death benefit in force at any time shall not be less than the amount of insurance necessary to achieve such qualification under the applicable provisions of the Internal Revenue Code in existence at the time the policy is issued. We reserve the right to amend the policy or adjust the amount of insurance when required. We will send you a copy of any policy amendment.

CHANGE IN REQUESTED INSURANCE COVERAGE

You may request that the insurance coverage be increased or decreased. Decreases are not allowed before the first policy anniversary. The change in coverage may not be for an amount less than $1,000. The effective date of the change will be the monthly processing date immediately following the date your written application is approved by us. After any change to the stated death benefit, you will receive an amended Schedule reflecting the change, the benefit under any riders, if applicable, the guaranteed cost of insurance rates, the new target premium and the new surrender charge.

REQUESTED INCREASES IN COVERAGE

Subject to our limits, you may request an increase in the stated death benefit through attained joint equivalent age 85. An increase will become effective as of the monthly processing date immediately following the date your written application is approved by us. You must provide evidence satisfactory to us that the insureds are insurable according to our normal rules of underwriting for the applicable premium class for this type of policy. This evidence will include an application and may include required medical information. An increase will consist of a new segment of stated death benefit. Each new

Form 15287-00                           6
segment will result in a new sales charge which will be deducted from the premium allocated to the new segment. The new segment may also be subject to a new minimum annual premium, new surrender charges, new per thousand of stated death benefit charges, new cost of insurance charges and new incontestability and suicide exclusion periods.

REQUESTED DECREASES IN COVERAGE

After the first policy anniversary, you may request a decrease in the stated death benefit. We will limit the decrease such that, immediately after the requested decrease:

     a) The stated death benefit is at least $250,000 if there is no adjustable term insurance on the policy.
     b) If there is adjustable term insurance on the policy, the stated death benefit is at least $100,000 and the target death benefit is at least $250,000.

A decrease will be effective as of the monthly processing date immediately following the date your written application is approved by us. A decrease will first reduce Adjustable Term Insurance Rider coverage, if attached to your policy, and will then reduce each of the stated death benefit segments in the same proportion as the stated death benefit is reduced. A surrender charge will apply if the stated death benefit is decreased and the decrease occurs during the 14 years following the policy date or the date of the prior increase. If a surrender charge applies, it will be deducted from your account value and future surrender charges will be reduced.

DEATH BENEFIT OPTION CHANGES

Beginning with the first monthly processing date and ending with the policy anniversary nearest the younger insured's 100th birth date, you may request to change the death benefit option. This change will be effective as of the next monthly processing date following approval. A death benefit option change applies to the entire stated death benefit. We may not allow any change if it would reduce the stated death benefit below the minimum we require to issue this policy at the time of reduction. After the effective date of the change, the stated death benefit will be changed according to the following table:

OPTION     CHANGE
  FROM       TO     STATED DEATH BENEFIT FOLLOWING THE OPTION CHANGE EQUALS:

Opt A      Opt B    Stated death benefit prior to such change minus your account value as of the effective date of the change.

Opt B      Opt A    Stated death benefit prior to such change plus your account value as of the effective date of the change.


To determine the segment stated death benefit after an option change, your account value will be allocated to each segment in the same proportion that segment bears to the stated death benefit as of the effective date of the change.

CONTINUATION OF COVERAGE BEYOND AGE 100

If the policy is in force on the policy anniversary nearest the younger insured's 100th birth date, the policy will continue pursuant to the terms of the policy. On this date, the following will occur:

     (a) If there is no Adjustable Term Insurance Rider on the policy, the stated death benefit for the policy remains unchanged as of the policy anniversary nearest the younger insured's 100th birthday. If there is an Adjustable Term Insurance Rider attached to the policy, the stated


Form 15287-00                           7
         death benefit for the policy will equal the target death benefit on the policy anniversary nearest the younger insured's 100th birthday. Any Adjustable Term Insurance Rider will then terminate.
     (b) All other riders attached to the policy also will terminate.
     (c) The portion of your account value invested in the portfolios of the Separate Account will be transferred into the Guaranteed Interest Division and no further investment in the divisions of the Separate Account will be allowed.
     (d) If the death benefit option in force on the policy is Option B, the policy will be converted to death benefit Option A in accordance with the procedures outlined in the Death Benefit Option Changes provision of the policy. No further changes will be allowed to the death benefit option

After the policy anniversary nearest the younger insured's 100th birth date, no further premiums will be accepted and no monthly deductions will be made. We will continue to credit interest to the account value in the Guaranteed Interest Division. Policy loans and withdrawals continue to be available. Any existing policy loan will continue. Policy loan interest will continue to accrue and if not paid, may cause your policy to lapse. Payments on policy loans and policy loan interest will be accepted. The policy will enter the 61-day grace period if the net cash surrender value is zero or less.

If you do not want coverage to continue past the policy anniversary nearest the younger insured's 100th birth date, the policy may be surrendered at that time, or earlier.


PAYOUT OF PROCEEDS

Proceeds refer to the amount we will pay:

     a)  Upon surrender of the policy; or
     b)  Upon the second death of the two insureds.

The proceeds upon surrender of this policy will be the net cash surrender value. The amount of proceeds payable upon the second death will be the base death benefit in effect on the date of the second death, plus any amounts payable from any additional benefits provided by rider, minus any outstanding policy loan including accrued but unpaid interest, minus any unpaid monthly deductions incurred prior to the date of the second death. The calculation of the death proceeds will be computed as of the date of the second death. The second death is the death of the second to die of the two insureds.

We will determine the amount of proceeds payable upon the second death when we have received due proof of both deaths and any other information which is necessary to process the claim. Any proceeds we pay are subject to adjustments as provided in the Misstatement of Age or Gender, Suicide Exclusion and Incontestability provisions.

We will pay proceeds in one sum unless you request an alternate form of payment. There are many possible methods of payment. The available payout options are described in the Payouts Other Than As One Sum provision. Contact us or your registered representative for additional information. Interest will be paid on the one sum death proceeds from the date of the second death to the date of payment, or until a payout option is selected. Interest will be at the rate we declare, or at any higher rate required by law.





Form 15287-00                           8

                               PREMIUM PROVISIONS

SCHEDULED PREMIUMS
The scheduled premium as shown in the Schedule may be paid while this policy is in force prior to the policy anniversary nearest the younger insured's 100th birth date. You may increase or decrease the amount of the scheduled premium, subject to limits we may set and provisions in the Premium Limitation section. Under conditions provided in the Grace Period provision and the Guarantee Period provision you may be required to make premium payments to keep the policy in force. You may pay premiums on a monthly basis through an automated payment facility.

UNSCHEDULED PREMIUMS
You may make unplanned premium payments at any time the policy is in force prior to the policy anniversary nearest the younger insured's 100th birth date, subject to the Premium Limitation section. Unless you tell us otherwise, these premium payments will first be applied to reduce or pay off any existing policy loan and, as such, premium expense charges will not be deducted.

PREMIUM LIMITATION
We will refund any premium that causes your policy not to qualify as a life insurance policy under the Internal Revenue Code. No premium may be paid after the second death. No premium may be paid after the policy anniversary nearest the younger insured's 100th birth date.

FAILURE TO PAY PREMIUM
If you stop paying premiums prior to the policy anniversary nearest the younger insured's 100th birth date, your coverage may lapse. See your Grace Period provision for details.

INITIAL PREMIUM ALLOCATION
If the initial period has not ended on the investment date, net premium amounts designated for allocation to portfolios of the Separate Account will be allocated on the investment date to the GCG Liquid Asset Portfolio and any net premium amount designated for allocation to the Guaranteed Interest Division will be allocated to that account. Any additional net premium amounts received after the investment date and before the end of the initial period will be allocated in the same manner as the initial net premium, at the end of the valuation period during which we receive the premium at our Customer Service Center. On the valuation date immediately following the end of the initial period, the balance of the amount in the GCG Liquid Asset Portfolio will be transferred to other portfolios of the Separate Account according to your allocation instructions. The amounts allocated to the Guaranteed Interest Division will remain in that division.

If the initial period has ended on the investment date, initial net premium amounts will be allocated on the investment date to portfolios of the Separate Account and/or to the Guaranteed Interest Division in accordance with your allocation instructions.

SUBSEQUENT PREMIUM ALLOCATIONS
After the initial premium allocation, all future scheduled and unscheduled premiums will be allocated to the portfolios of the Separate Account in accordance with your allocation instructions. This allocation will occur at the end of the valuation period during which we receive the premium at our Customer Service Center.

CHANGES TO PREMIUM ALLOCATIONS
You may change your premium allocation in accordance with instructions included in your annual policy prospectus.





Form 15287-00                           9

                           SEPARATE ACCOUNT PROVISIONS


THE SEPARATE ACCOUNT

The Separate Account is an account established by us, pursuant to the laws of the State of Texas, to separate the assets funding the benefits for the class of policies to which this policy belongs from the other assets of Southland Life Insurance Company.

The Separate Account is registered as a unit investment trust under the Investment Company Act of 1940. All income, gains and losses, whether or not realized, from assets allocated to the Separate Account are credited to or charged against the Separate Account without regard to income, gains or losses of our General Account. The assets of the Separate Account are our property but are separate from our General Account and our other Separate Accounts. That portion of the assets of the Separate Account which is equal to the reserves and other policy liabilities with respect to the Separate Account is not chargeable with liabilities arising out of any other business we may conduct or subject to creditor claims against us.

SEPARATE ACCOUNT DIVISIONS

The Separate Account is divided into divisions, each of which invests in a fund portfolio designed to meet the objectives of the division. The current eligible divisions are shown in your annual policy prospectus. We may, from time to time, add additional divisions. If we do, you may be permitted to select from these other divisions subject to the terms and conditions we may impose on those allocations.

We reserve the right to limit the number of divisions in which you may invest over the life of the policy. This limit, if any, will be listed in the updated policy prospectus provided to you each year.

CHANGES WITHIN THE SEPARATE ACCOUNT

When permitted by law, and subject to any required notice to you and acceptance of the Securities and Exchange Commission ("SEC"), and approval by state regulatory authorities or policy owners, we may from time to time make the following changes to the Separate Account:

     o Make additional divisions available. These divisions will invest in investment portfolios we find suitable for the policy.

     o Eliminate divisions from the Separate Account or combine 2 or more divisions.

     o Substitute a new portfolio for the portfolio in which a division invests. A substitution may become necessary if, in our judgment, a portfolio no longer suits the purposes of the policy. This may happen due to a change in laws or regulations, or a change in a portfolio's investment objectives or restrictions. This may also happen if the portfolio is no longer available for investment, or for some other reason, such as a declining asset base.

     o Transfer assets of the Separate Account, which we determine to be associated with the class of policies to which your policy belongs, to another Separate Account.

     o Withdraw the Separate Account from registration under the Investment Company Act of 1940.

     o Operate the Separate Account as a management investment company under the Investment Company Act of 1940.

Form 15287-00                          10

     o Invest one or more divisions in a mutual fund other than, or in addition to, the portfolios.

     o   Discontinue the sale of policies.

     o Terminate any employer or plan trustee agreement with us pursuant to its terms.

     o   Restrict or eliminate any voting rights as to the Separate Account.

     o Make any changes required by the Investment Company Act of 1940 or the rules or regulations thereunder.


                           GENERAL ACCOUNT PROVISIONS

THE GENERAL ACCOUNT

The General Account holds all of our assets other than those held in the Separate Account or our other separate accounts. The Guaranteed Interest Division is a part of our General Account.


GUARANTEED INTEREST DIVISION

The Guaranteed Interest Division or Account is another division to which you may allocate premiums or make transfers. The account value of the Guaranteed Interest Division is equal to amounts allocated to this division plus any earned interest minus deductions taken from this division. Interest is credited at the guaranteed rate shown in the schedule or may be credited at a higher rate. Any higher rate is guaranteed to be in effect for at least a 12-month period.


LOAN DIVISION

The Loan Division is the account that is set aside to secure the policy loan, if any. See the Loan Provisions section for information.


                               TRANSFER PROVISIONS

After the initial premium allocation and until the policy anniversary nearest the younger insured's 100th birth date, your account value in each division may be transferred to any other Division of the Separate Account or to the Guaranteed Interest Division upon your request. One transfer from the Guaranteed Interest Division into the separate account divisions may be made during the first 30 days of each policy year. Additional limitations and requirements will be listed in and governed by your annual policy prospectus in effect at the time of the transfer. We reserve the right to modify these limitations and requirements from time to time. On the policy anniversary nearest the younger insured's 100th birth date, your account value in each division of the Separate Account will be transferred into the Guaranteed Interest Division and no further transfers will be allowed.







Form 15287-00                          11

                            ACCOUNT VALUE PROVISIONS

The account value is the sum of the current amounts allocated to the portfolios of the Separate Account and to the Guaranteed Interest Division plus your balance in the Loan Division.

The account value is based on premiums paid, policy and rider charges assessed, loans and withdrawals taken, monthly deductions, premium expense charges, transaction charges, any surrender charges, and the investment experience or credited interest of the division to which your account value is allocated.

Your net account value is equal to your account value minus any policy loan and accrued but unpaid loan interest.

ACCOUNT VALUES ON THE INVESTMENT DATE

The account value of each division of the Separate Account and the Guaranteed Interest Division as of the investment date is equal to:

     a)  The allocation to that division of the first net premium paid; minus
     b) The portion of any monthly deductions due on the investment date allocated to that division.

ACCUMULATION UNIT VALUE

The investment experience of a division of the Separate Account is determined as of each valuation date. We use an accumulation unit value to measure the experience of each of the Separate Account divisions during a valuation period. We generally set the accumulation unit value at $10 when each division is opened. The accumulation unit value for a valuation date equals the accumulation unit value for the preceding valuation date multiplied by the accumulation experience factor defined below for the valuation period ending on the valuation date.

The number of units for a given transaction related to a division of the Separate Account as of a valuation date is determined by dividing the dollar value of that transaction by that division's accumulation unit value for that date.

ACCUMULATION EXPERIENCE FACTOR

For each portfolio of the Separate Account, the accumulation experience factor reflects the investment experience of the portfolio in which that division invests and the charges assessed against that division for a valuation period. The accumulation experience factor is calculated as follows:
     a) The net asset value of the portfolio in which that division invests as of the end of the current valuation period; plus
     b) The amount of any dividend or capital gains distribution declared and reinvested in the portfolio in which that division invests during the current valuation period; minus
     c)  A charge for taxes, if any.
     d) The result of (a), (b) and (c) is then divided by the net asset value of the portfolio in which that division invests as of the end of the preceding valuation period.
     e) The daily equivalent of the annual mortality and expense risk charge shown in the Schedule for each day in the current valuation period is then subtracted from the result obtained in (d).



Form 15287-00                          12

ACCOUNT VALUE OF THE DIVISIONS OF THE SEPARATE ACCOUNT

On subsequent valuation dates after the investment date, your account value of each portfolio of the Separate Account is calculated as follows:

     a) The number of accumulation units in that division as of the beginning of the current valuation period multiplied by that division's accumulation unit value for the current valuation period; plus
     b) Any additional net premiums allocated to that division during the current valuation period; plus
     c) Any account value transferred to or minus any account value transferred from the Separate Account during the current valuation; minus
     d) Any partial withdrawals allocated to that division and any applicable withdrawal service fees which are allocated to the divisions of the Separate Account during the current valuation period; plus
     e) Any amounts released from the Loan Division as a result of a loan or loan interest payment, or minus amounts transferred to the Loan Division as a result of any loans which are allocated to the Separate Account during the current valuation period; minus
     f) The portion of any surrender charge resulting from a decrease in stated death benefit allocated to the division; minus
     g) The portion of the monthly deduction allocated to the Separate Account, if a monthly processing date occurs during the current valuation period.


ACCOUNT VALUE OF THE GUARANTEED INTEREST DIVISION

On valuation dates after the investment date, your account value of the Guaranteed Interest Division is calculated as follows:

     a) The account value of the Guaranteed Interest Division at the end of the preceding valuation period plus interest at the declared rate credited during the current valuation period; plus
     b) Any additional net premiums allocated to the Guaranteed Interest Division plus interest credited to these premiums during the current valuation period; plus
     c) Any account value transferred to or minus any account value transferred from the Guaranteed Interest Division during the current valuation period; minus
     d) Any partial withdrawals taken and any applicable withdrawal service fees which are allocated to the Guaranteed Interest Division during the current valuation period; plus
     e) Any amounts released from the Loan Division as a result of a loan or loan interest payment, or minus amounts transferred to the Loan Division as a result of any loans which are allocated to the Guaranteed Interest Division during the current valuation period; minus
     f) The portion of any surrender charge resulting from a decrease in stated death benefit allocated to the Guaranteed Interest Division; minus
     g) The portion of the monthly deduction allocated to the Guaranteed Interest Division, if a monthly processing date occurs during the current valuation period.


ACCOUNT VALUE OF THE LOAN DIVISION

On valuation dates after the investment date, your account value of the Loan Division is equal to:

     a)  The account value of the Loan Division on the prior valuation date;
         plus
     b) Any interest credited to the Loan Division during the valuation period; plus
     c) An amount equal to any additional loans since the prior valuation date; minus
     d)  Any loan repayments, including payment of loan interest; plus



Form 15287-00                          13

     e) The amount of accrued loan interest if the valuation date is a policy anniversary; minus
     f) The amount of interest credited to the Loan Division during the year if the valuation date is a policy anniversary.

On policy anniversaries, any amount of interest credited to the Loan Division during the year is transferred from the Loan Division to the Separate Account and Guaranteed Interest Division according to your premium allocation then in effect.



                          MONTHLY DEDUCTION AND REFUND

MONTHLY DEDUCTION

The monthly deduction is equal to:

     a)  The cost of insurance charges for this policy; plus
     b) The monthly charges for any other additional benefits provided by riders in force under the policy; plus
     c)  The monthly expense charges shown in the Schedule; plus
     d) The charge for the Guaranteed Minimum Death Benefit option, if elected; plus
     e) The policyholder transaction charges as described in the Schedule as applicable.

The monthly deductions are allocated to the divisions of the Separate Account and Guaranteed Interest Division as described in the prospectus in effect at the time of the transaction. This deduction is taken from your account value as of the monthly processing date. These deductions will display in periodic reports that we send you at least once per policy year. After the policy anniversary nearest the younger insured's 100th birth date no further monthly deductions will be made, except policy transaction charges incurred after this date.

Policyholder transaction charges, as described in the Schedule, are deducted at the time of the applicable transaction.

COST OF INSURANCE

The cost of insurance for the policy is the sum of the cost of insurance for all segments. A segment's cost of insurance is the cost of insurance rate for the premium class for the segment multiplied by the net amount at risk allocated to the segment. It is determined on a monthly basis.

The net amount at risk is (a) minus (b) where:

     a) Is the base death benefit for all segments as of the monthly processing date after the monthly deductions (other than cost of insurance charges for the base death benefit, any Adjustable Term Insurance Rider and any Single Life Term Insurance Rider), divided by the result of 1 plus the monthly equivalent of the guaranteed interest rate for the Guaranteed Interest Division as shown in the Schedule; and

     b) Is your account value as of the monthly processing date after the monthly deductions (other than the cost of insurance charges for the base death benefit, any Adjustable Term Insurance Rider and any Single Life Term Insurance Rider).

The net amount at risk will be allocated to a segment in the same proportion as that segment's stated death benefit bears to the sum of the stated death benefits for all segments.


Form 15287-00                          14

The cost of insurance rate for each segment will be determined by us from time to time. Different rates will apply to each segment. They will be based on the gender and age of each of the insureds, as of the effective date of segment coverage, the duration since the coverage began, the amount of target death benefit and the segment premium classes. Any change in rates will apply to all individuals of the same premium class and whose policies have been in effect for the same length of time. The rates will never exceed those rates shown in the Table of Guaranteed Rates for the segment. These tables are in the Schedule.

PERSISTENCY REFUND

We will calculate a monthly persistency refund by multiplying the monthly persistency refund factor times the account value allocated to the Loan Division and portfolios of the Separate Account. The persistency refund factor is shown in the Schedule. We may also increase this persistency refund based on the amount in the Guaranteed Interest Division.

Each month after the policy is in force for 120 months, we will credit the net account value held in the portfolios of the Separate Account and the Loan Division with a persistency refund. We may also credit the net account value held in the Guaranteed Interest Division with a persistency refund. The monthly persistency refund will be allocated to the divisions of the Separate Account and the Guaranteed Interest Division in the same proportion that your account value in each division bears to your net account value as of the monthly processing date.


                                 LOAN PROVISIONS

POLICY LOANS

You may obtain a policy loan on or after the first monthly processing date. The maximum amount you may borrow at any time equals the net cash surrender value on the date of the loan request less all monthly deductions to the next policy anniversary, or 13 monthly deductions if you take a loan within the 30-day period before your next policy anniversary. The policy loan is a first lien on your policy. The minimum amount you may borrow is shown in the Schedule. The outstanding policy loan amount is equal to the loan amount as of the beginning of the policy year plus new loans and minus loan repayments, plus accrued interest.

PREFERRED POLICY LOANS

Preferred loan eligibility begins after the tenth (10th) policy anniversary. The first loan requested during each year of preferred loan eligibility will be a preferred loan. The amount of the preferred loan cannot exceed 10% of the net account value. The preferred loan interest rate is shown in the Schedule.

Only one preferred loan may be requested in an eligible policy year. If the preferred loan amount in any eligible policy year is less than the maximum allowed, the balance may not be carried over to increase the eligible preferred loan amount in a subsequent policy year.

Beginning with the 21st policy year, all loan balances will be preferred loan amounts.






Policy Form 15287-00                   15

LOAN INTEREST

The annual policy loan interest rates are shown in the Schedule. If a loan is made, interest is due and payable at the end of the policy year. Thereafter, interest on the loan amount is due annually at the end of each policy year until the loan is repaid. If interest is not paid when due, it is added to the policy loan.


If the policy loan amount and any accrued interest equals or exceeds the cash surrender value, a premium sufficient to keep this policy in force must be paid as provided in the Grace Period provision.

LOAN DIVISION

When a policy loan is taken or when interest is not paid in cash when due, an amount equal to the loan or unpaid loan interest respectively, is transferred from the portfolios of the Separate Account and the Guaranteed Interest Division to the Loan Division to secure the loan. This amount will be deducted from the portfolios of the Separate Account and the Guaranteed Interest Division in the same proportion that your account value in each division bears to your net account value as of the date the transfer is effective unless otherwise specified in your instructions to us. Your account value in the Loan Division will be credited with interest at the interest rate for the Loan Division shown in the Schedule.

When a loan repayment is made, an amount equal to the repayment is transferred from the Loan Division to the Guaranteed Interest Division and the portfolios of the Separate Account in the same proportion as your current premium allocation unless you request a different allocation in writing.


                          PARTIAL WITHDRAWAL PROVISIONS

You may apply for a partial withdrawal from your account value on any monthly processing date after the first policy anniversary by writing to us at our Customer Service Center. The minimum and maximum partial withdrawal amounts are shown in the Schedule. When we process a partial withdrawal, the amount of the withdrawal plus a service fee is deducted from your account value. The amount of the service fee is shown in the Schedule. If a surrender charge is applicable, we will deduct it from your account value. We limit the number of partial withdrawals in a policy year. This number is shown in the Schedule.

The stated death benefit is reduced by the amount of the partial withdrawal unless one of the following exceptions applies.

      The stated death benefit is not reduced by a partial withdrawal taken when the base death benefit has been increased to qualify your policy as life insurance under the Internal Revenue Code and the amount withdrawn is not greater than that which reduces your account value to the level which no longer requires the base death benefit to be increased for Internal Revenue Code purposes.

      For a policy under an Option A death benefit, the stated death benefit is not reduced by a partial withdrawal:
         a)  If no more than 15 years have elapsed since the policy date;
         b)  If the joint equivalent age is not yet age 81; and
         c) If the partial withdrawal taken is less than either the greater of 10% of your account value or 5% of the stated death benefit, calculated immediately before the partial withdrawal. Any additional amount withdrawn reduces your stated death benefit by that additional amount.


Form 15287-00                          16

      For a policy under an Option B death benefit, a partial withdrawal does not reduce your stated death benefit.

If the stated death benefit is reduced by a partial withdrawal during the first 14 years following the policy date or following an increase in the stated death benefit, a surrender charge will be deducted from your account value. (See your Surrender Charges provision.)

Any reduction in death benefit or account value will occur as of the date the partial withdrawal occurs.

We will limit the amount of the partial withdrawal such that, immediately after the requested withdrawal:

     a) The stated death benefit is at least $250,000 if there is no adjustable term insurance on the policy.
     b) If there is adjustable term insurance on the policy, the stated death benefit is at least $100,000 and the target death benefit is at least $250,000.

You may specify how much of the withdrawal you wish taken from each division of the Separate Account or from the Guaranteed Interest Division. You may not withdraw from the Guaranteed

Interest Division more than the total withdrawal times the ratio of your account value in the Guaranteed Interest Division to your net account value immediately prior to the withdrawal. Unless you indicate otherwise, we will make the withdrawal from the amounts in the Guaranteed Interest Division and the portfolios of the Separate Account in the same proportion that your account value in each division bears to your net account value immediately prior to the withdrawal. The withdrawal service fee and any surrender charge deducted from your account value are deducted from each division of the Separate Account and the Guaranteed Interest Division as described in the prospectus in effect at the time of the transaction.

We may send you a new Schedule to reflect the effect of the withdrawal if there is any change to the stated death benefit and surrender charges. We may ask you to return your policy to our Customer Service Center to make this change. The withdrawal and the reductions in death benefits will be effective as of the valuation date after we receive your request.


                              SURRENDER PROVISIONS

SURRENDER VALUE

The cash surrender value on any date will be your account value minus any applicable surrender charge and minus any policy loan including accrued but unpaid loan interest.

SURRENDER CHARGES

A separate surrender charge may apply to each stated death benefit segment for each policy year. The surrender charge for this policy is the sum of the surrender charge for each segment of stated death benefit. The surrender charge is shown in the Schedule.

Upon a decrease in the stated death benefit, a portion of the surrender charge will be deducted from your account value, unless the stated death benefit is decreased because the death benefit option is changed.



Form 15287-00                          17

The amount we deduct will equal the applicable surrender charge for the policy year of the decrease times the percentage reduction in the stated death benefit. The surrender charges after the decrease will equal the surrender charges shown in the Schedule less the amount deducted from your account value. If the amount deducted from your account value causes your net cash surrender value to become zero or less, you may enter the grace period. (See Grace Period provision.)

We will send you a new Schedule to reflect the effect of any transaction that changes the stated death benefit or the surrender charges.

BASIS OF COMPUTATIONS

The cash surrender value under the policy is not less than the minimums required as of the policy date by the state in which your policy was delivered. A detailed statement of the method of computation of policy values under the policy has been filed with the insurance department of the state in which the policy was delivered, if required.

FULL SURRENDERS

You may surrender your policy after the Right to Examine Period or at any time before the second death and receive the net cash surrender value. We will compute the net cash surrender value as of the next valuation date after we receive both your request and the policy at our Customer Service Center. This policy will be canceled as of the date we receive your request, and there will be no further benefits under this policy. Once you surrender this policy, it cannot be reinstated.



             GRACE PERIOD, TERMINATION AND REINSTATEMENT PROVISIONS

GRACE PERIOD

If the following three conditions occur on a monthly processing date, the policy will enter into a 61-day grace period:

     a)  The net cash surrender value is zero or less; and
     b) The special continuation period described below has expired or the required premium for the special continuation period has not been paid; and
     c) The guarantee period described below was not elected, has expired or been terminated.

We will give you a 61-day grace period from this monthly processing date to make the required premium payment. The required premium payment then due must be paid to keep the policy in force. If this amount is not received in full by the end of the grace period, the policy will lapse without value. The required premium payment will be equal to past due charges plus an amount we expect to be sufficient to keep the policy and any riders in force for 2 months following receipt of the required premium payment. If we receive at least the required premium payment during the grace period, we will apply the net premium payment to the policy and make deductions for the past due amounts.

Notice of the amount of the required premium payment will be mailed to you or any assignee at the last known address at least 30 days before the end of the grace period. If the second death occurs during the grace period, we will deduct any overdue monthly charges from the death proceeds of the policy.



Form 15287-00                          18

SPECIAL CONTINUATION PERIOD

During the first 5 policy years your policy will remain in force regardless of the net cash surrender value if, on a monthly processing date, the sum of your premiums paid minus the sum of your partial withdrawals, policy loans and accrued but unpaid policy loan interest is not less than the sum of the applicable minimum monthly premiums for each policy month starting with the first policy month to and including the policy month which begins on the current monthly processing date. Each minimum monthly premium equals 1/12 of the minimum annual premium. The minimum annual premium is shown in the Schedule. We use this premium for each policy month until the effective date of a change in the stated death benefit. If there is a change, the new Schedule will show the applicable minimum annual premium that applies to subsequent policy months during the remainder of the 5-year period.

If the policy is kept in force under this provision, the charges are not permanently waived. Instead, the charges continue to be deducted. This could result in a negative net cash surrender balance unless sufficient premium is received. This negative balance is your unpaid monthly deductions. At the end of the special continuation period, sufficient premium to bring your net cash surrender balance to zero will be due.

GUARANTEE PERIOD

If you elect the Guaranteed Minimum Death Benefit option, the policy will not terminate during the guarantee period even if the net account value is zero except as provided below. When your policy is kept in force under this option, all riders will terminate.

Each monthly guarantee period premium equals 1/12 of the guarantee period annual premium. The guarantee period annual premium is shown in the Schedule. We use this premium for each policy year until the effective date of a change in the stated death benefit. If there is a change, a new Schedule will show the applicable minimum guarantee period annual premium that applies to subsequent policy months.

The guarantee period will expire on the policy anniversary nearest the younger insured's 100th birth date. The guarantee period will terminate prior to the guarantee period expiration date if, on any monthly processing date, the actual premiums paid (minus the amount of any partial withdrawals and any policy loan including accrued but unpaid interest) are less than the sum of the guarantee monthly premiums for each policy month starting with the first policy month to, and including, the policy month that begins on the current monthly processing date.

The guarantee period will also terminate if your account value, on any monthly processing date, is not diversified. Diversification requires that no more than 35% of your net account value is invested in any one division, and that your net account value is invested in at least 5 divisions.

You will satisfy these diversification requirements if: (i) you are participating in the automatic rebalancing feature defined in and governed by the policy prospectus in effect on the policy effective date and your automatic rebalancing allocations comply with the diversifications specified above; or
(ii) you elect dollar cost averaging and direct the resulting transfers into at least four other divisions with no more than 35% of any transfer going to any one division.

If, at the end of the guarantee period, the net account value of your policy is negative, your policy will terminate without value. The charge for this option is shown in the Schedule. Once the guarantee period has terminated, it cannot be reinstated.



Form 15287-00                          19

TERMINATION

All coverage provided by this policy will end as of the earliest of:

     a)  The date the policy is surrendered;
     b)  The date of the second death; or
     c)  The date the grace period ends without payment of the required premium.

REINSTATEMENT

The policy and its riders may be reinstated within five years after the beginning of the grace period. The reinstatement will be effective as of the monthly processing date on or next following the date we approve your written application.

We will reinstate the policy and any riders if the following conditions are met:

     a)  You have not surrendered the policy for its net cash surrender value;
     b) You submit evidence satisfactory to us that the insureds and those insured under any riders are still insurable according to our normal rules of underwriting for the applicable underwriting class for this type of policy; and
     c) We receive payment of the amount of premium sufficient to keep the policy and any riders in force from the beginning of the grace period to the end of the expired grace period and for 2 months after the date of reinstatement. We will let you know, at the time you request reinstatement, the amount of premium needed for this purpose.

The surrender charge as of the date of reinstatement will equal the surrender charge as of the beginning of the grace period. We will reinstate any policy loan, with accrued loan interest to the end of the grace period, which existed when coverage ended.

Upon reinstatement, the net premium received minus past due amounts will be allocated to the portfolios of the Separate Account and the Guaranteed Interest Division according to the premium allocation percentages in effect at the start of the grace period or as directed by you in writing at the time of reinstatement.

DEFERRAL OF PAYMENT

Requests for transfers, withdrawals, policy loans or payment of proceeds for a full surrender will be mailed within 7 days of receipt of the request in a form acceptable to us. However, we may postpone the processing of any such Separate Account transactions for any of the following reasons:

     a) The New York Stock Exchange (NYSE) is closed, other than customary weekend and holiday closings.
     b) Trading on the NYSE is restricted by the Securities and Exchange Commission (SEC).
     c) The SEC declares that an emergency exists as a result of which disposal of securities in the Separate Account is not reasonably practicable to determine your account value in the divisions.
     d) A governmental body having jurisdiction over the Separate Account by order permits such suspension.

Rules and regulations of the SEC, if any, are applicable and will govern as to whether conditions described in (b), (c), or (d) exist.



Form 15287-00                          20

Death proceeds will be paid within 7 days of determination of the proceeds and are not subject to deferment. We may defer for up to 6 months payment of any surrender proceeds, withdrawal or loan amounts from the Guaranteed Interest Division.





                            GENERAL POLICY PROVISIONS

THE POLICY

The policy, including the original application and applications for any increases, decreases, riders, endorsements, any Schedule pages, and any reinstatement applications make up the entire contract between you and us. A copy of the original application will be attached to the policy at issue or at delivery. A copy of any application as well as a new Schedule will be attached or furnished to you for attachment to the policy at the time of any change in coverage. In the absence of fraud, all statements made in any application will be considered representations and not warranties. No statement will be used to deny a claim unless it is in an application.

CONTRACT CHANGES

All changes made by us must be signed by our president or an officer and by our secretary or assistant secretary. No other persons can change any of this policy's terms and conditions.

PROCEDURES

We must receive any election, designation, assignment or any other change request you make in writing, except those specified on the application. It must be in a form acceptable to us. We may require a return of the policy for any change or for a full surrender. We are not liable for any action we take before we receive and record the written request at our Customer Service Center.

In the event of the death of an insured, please let us or our agent know as soon as possible. This includes the first and second death. Upon notification to us or our agent, instructions will be sent to you or the beneficiary immediately. We may require proof of age and a certified copy of the death certificate. We may require the beneficiary and next of kin to sign authorizations as part of due proof. These authorization forms allow us to obtain information about the decedent, including, but not limited to, medical records of physicians and hospitals used by the decedent. Settlement will be made upon receipt of due proof of death.

OWNERSHIP

The original owner is the person or entity named as the owner in the application. You, as the owner, can exercise all rights and receive the benefits until the second death. This includes the right to change the owner, beneficiaries, and methods for the payment of proceeds. All rights of the owner are subject to the rights of any assignee and any irrevocable beneficiary.

You may name a new owner by sending written notice to us. The effective date of the change to the new owner will be the date you sign the notice. The change will not affect any payment made or action taken by us before recording the change at our Customer Service Center.


Form 15287-00                          21

BENEFICIARIES

The primary beneficiary surviving the second death will receive any death proceeds which become payable. Surviving contingent beneficiaries are paid death proceeds only if no primary beneficiary has survived the second death. If more than one beneficiary in a class survives the second death, they will share the death proceeds equally, unless your designation provides otherwise. If there is no designated beneficiary surviving, you or your estate will be paid the death proceeds. The beneficiary designation will be on file with us or at a location designated by us. Until the second death, you may name a new beneficiary. The effective date of the change will be the date the request was signed. We will pay proceeds to the most recent beneficiary designation on file. We will not be subject to multiple payments.


EXCHANGE RIGHT

If, for any reason within the first 2 policy years you want to exchange this policy for a policy in which values do not vary with the investment experience of the Separate Account, we will exchange this policy. The exchange will be implemented by transferring your account value in all the portfolios of the Separate Account to the Guaranteed Interest Division and by removing your future right to choose to allocate funds to the portfolios of the Separate Account. This transfer will not be subject to the excess transfer charge. We will require a return of this policy before this change will be processed.

POLICY SPLIT

This benefit is available unless any segment rating on either insured is higher than 3.0 times the standard premium class. Any rating is shown on the Schedule. If this benefit is available, you may exchange this policy for two individual policies, upon the occurrence of at least one of the contingent events listed below. The exchange must be to two single whole life or flexible premium universal life policies of the kind made available by us for exchange. One policy will be on Insured #1 and the other policy will be on Insured #2. No evidence of insurability will be required.

On the effective date of the exchange, you must split the available death benefit provided by this policy between the two single life policies. The maximum you may allocate to each single life policy is 50% of the available death benefit. The sum of the face amounts of two single life policies cannot exceed the available death benefit; however, there is no requirement that the maximum available amount on each life be used. The available death benefit is the amount of base death benefit plus any term insurance provided by the Adjustable Term Insurance Rider on the effective date of the exchange.

The policy split may be exercised upon the occurrence of any of the following contingent events:

     a) Three months following the effective date of a final divorce decree with respect to the marriage of the two insureds.

     b) The effective date of a change to Federal Estate Tax Law which results in either:
         1)  Removal of the unlimited marital deduction provision; or
         2) A reduction in the current maximum Federal Estate Tax of at least 50% after the policy effective date.

     c) The effective date of a dissolution of any business which is being conducted or owned by the two insureds covered under this policy at the time this policy is issued.

You must send us written notice of your election to split the policy within 180 days following the occurrence of any contingent event. Your notice must provide satisfactory evidence to us that the


Form 15287-00                          22
contingent event has occurred. The insurance under the two individual policies will start on the effective date of the exchange only if both insureds are alive on the effective date of the exchange. The new policies will not provide any insurance until such time. If either insured is not alive on that date, the exchange shall be void.

The effective date of the exchange will be the first monthly processing date after we have approved the exchange.

The premiums under each new policy will be based on each insured's attained age, gender and premium class at the time of the split. Premiums will be due for each new policy in accordance with the terms of the new policy as of the effective date of the exchange. The surrender value of the old policy will be allocated to the new policies in the same proportion that the face amount was divided between the two policies unless we agree to a different allocation. Such allocation will be made to each new policy on the effective date of the exchange. If such allocation would cause an increase in the face amount of the new policy, we reserve the right to limit the amount of surrender value that may be applied to the new policies. Any remaining surrender value will be paid to you in cash.

Any loan on the policy will be divided and transferred to each new policy in the same proportion as the cash value is apportioned. Any remaining outstanding loan balance must be paid in cash prior to the effective date of the exchange. Any assignee must agree to the exchange. Any assignment of the policy will apply to each new policy.

If there is a Single Life Term Insurance Rider on the original policy on the date of the exchange, you may have a term insurance rider insuring that life on the new policy if such a rider is available on the new policy. The amount of the insurance cannot be more than the amount under the Single Life Term Insurance Rider on that life under the original policy. Any other riders on the new policies are subject to availability and satisfactory evidence of insurability.

This policy provision ends on the earliest of:

     a)  The policy anniversary nearest the younger insured's 100th birth date;
         or
     b)  The death of the first of the two insureds; or
     c)  The expiration of the grace period of the policy; or
     d)  The termination or surrender of the policy.

COLLATERAL ASSIGNMENT

You may assign this policy as collateral security by written notice to us. Once it is recorded with us, the rights of the owner and beneficiary are subject to the assignment. It is your responsibility to make sure the assignment is valid.

INCONTESTABILITY

After this policy has been in force while both insureds are alive for 2 years from the policy date, we will not contest the statements in the application attached at issue.

After this policy has been in force while both insureds are alive for 2 years from the effective date of any new segment or from the effective date of an increase in any other benefit, we will not contest the statements in the application for the new segment or other increase.

After this policy has been in force while both insureds are alive for 2 years from the effective date of any reinstatement, we will not contest the statements in the application for such reinstatement.


Form 15287-00                          23

MISSTATEMENT OF AGE OR GENDER

If either insured's age or gender has been misstated, the death benefit will be adjusted. The death benefit will be that which the cost of insurance, which was deducted from your account value on the last monthly processing date prior to the second death of the two insureds, would have purchased for the insured's correct age and gender. If the death benefit adjustment is made prior to the second death, the adjusted benefit will be to an equitable amount determined by us. This adjustment will reflect the death benefit for the correct age or gender.

SUICIDE EXCLUSION

If either insured commits suicide, while sane or insane, within 2 years of the policy date, we will make a limited payment to the beneficiary. We will pay in one sum the amount of all premiums paid to us during that time, minus any outstanding policy loan (including accrued but unpaid interest) and partial withdrawals. Coverage under the policy and all riders will then terminate.

If either insured commits suicide, while sane or insane, within 2 years of the effective date of a new segment or of an increase in any other benefit, we will make a limited payment to the beneficiary for the new segment or other increase. This payment will equal the cost of insurance and any applicable monthly expense charges deducted for such increase. Coverage under that segment will then terminate.

PERIODIC REPORTS

We will send you, without charge, at least once each year a report that shows the current account value, net cash surrender value and premiums paid since the last report. The report will also show the allocation of your account value as of the date of the report and the amounts added to or deducted from your account value of each division since the last report. The report will include any other information that may be currently required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

ILLUSTRATION OF BENEFITS AND VALUES

We will send you, upon written request, a hypothetical illustration of future death benefits and account values. This illustration will include the information as required by the laws or regulations where this policy is delivered. If you request more than one illustration during a policy year, we reserve the right to charge a reasonable fee for each additional illustration. The maximum amount of this fee is shown in the Schedule.

NONPARTICIPATING

The policy does not participate in our surplus earnings.

CUSTOMER SERVICE CENTER

Our Customer Service Center is at the address shown in the Schedule. Unless you are otherwise notified:

     a) All requests and payments should be sent to us at our Customer Service Center; and
     b) All transactions are effective as of the valuation date the required information is received at our Customer Service Center.





Form 15287-00                          24

                          PAYOUTS OTHER THAN AS ONE SUM

ELECTION

Before the second death, you may elect to have the beneficiary receive the proceeds other than in one sum. If you have not made an election, the beneficiary may do so within 60 days after we receive due proof satisfactory to us of the second death. You may also elect to take the net cash surrender value of the policy upon its surrender other than in one sum. Satisfactory written request must be received at our Customer Service Center before payment can be made. A payee that is not a natural person may not be named without our consent. The various methods of settlement are described in the following Payout Options section.

PAYOUT OPTIONS

     OPTION I. PAYOUTS FOR A DESIGNATED PERIOD. Payouts will be made in annual, semi-annual, quarterly or monthly installments per year as elected for a designated period, which may be 5 to 30 years. The installment dollar amounts will be equal except for any excess interest as described below. The amount of the first monthly payout for each $1,000 of account value applied is shown in Settlement Option Table I.

     OPTION II. LIFE INCOME WITH PAYOUTS FOR A DESIGNATED PERIOD. Payouts will be made in annual, semi-annual, quarterly or monthly installments per year throughout the payee's lifetime, or if longer, for a period of 5, 10, 15 or 20 years as elected. The installment dollar amounts will be equal except for any excess interest as described below. The amount of the first monthly payout for each $1,000 of account value applied is shown in Settlement Option Table II. This option is available only for ages shown in the table.

     Payouts for Payout Option II will be determined by using the 1983 Individual Annuity Mortality Table for the appropriate Gender at 3 1/2% interest.

     OPTION III. HOLD AT INTEREST. Amounts may be left on deposit with us to be paid upon the death of the payee or at any earlier date elected. Interest on any unpaid balance will be at the rate declared by us or at any higher rate required by law. Interest may be accumulated or paid in 1, 2, 4, or 12 installments per year, as elected. Money may not be left on deposit for more than 30 years.

     OPTION IV. PAYOUTS OF A DESIGNATED AMOUNT. Payouts will be made until proceeds, together with interest which will be at the rate declared by us or at any higher rate required by law, are exhausted. Payouts will be made in annual, semi-annual, quarterly or monthly equal installments per year, as elected.

     OPTION V. OTHER. Settlement may be made in any other manner as agreed upon in writing between you (or the beneficiary) and us.

CHANGE AND WITHDRAWAL

You may change an election at any time before the second death. If you have given the beneficiary the right to make changes or withdrawals, or if the beneficiary has elected the option, the beneficiary (as primary payee) may take the actions below.

     a) Changes may be made from Payout Options I, III, and IV to another option.
     b) Full withdrawals may be made under Payout Option III or IV. Partial withdrawals of not less than $300 may be made under Payout Option III.


Form 15287-00                          25

     c) Remaining installments under Payout Option I may be commuted at 3 1/2% interest and received in one sum.
     d)  Changes in any contingent payee designation may be made.

A written request must be sent to our Customer Service Center in writing to make a change or withdrawal. We also may require that you send in the supplementary policy. We may defer payment of commuted and withdrawable amounts for a period up to 6 months.

EXCESS INTEREST

If we declare that Payout Options are to be credited with an interest rate above that guaranteed, it will apply to Payout Options I, II, III, and IV. The crediting of excess interest for one period does not guarantee the higher rate for other periods. Any declared interest rate will be in effect for at least 12 months.

MINIMUM AMOUNTS

The minimum amount which may be applied under any option is $2,000. If the payments to the payee are ever less than $20, we may change the frequency of payments so as to result in payments of at least that amount.

SUPPLEMENTARY POLICY

When a payout option becomes effective, the policy will be surrendered in exchange for a supplementary policy. It will provide for the manner of settlement and rights of the payees. The supplementary policy's effective date will be the date of the second death or the date of other settlement. The first payment under Options I, II, and IV will be payable as of the effective date. The first interest payment under Option III will be made as of the end of the interest payment period elected. Subsequent payments will be made in accordance with the frequency of payment elected. The supplementary policy may not be assigned or payments made to another without our consent.

INCOME PROTECTION

Unless otherwise provided in the election, a payee does not have the right to commute, transfer or encumber amounts held or installments to become payable. To the extent provided by law, the proceeds, amount retained, and installments are not subject to any payee's debts, policies, or engagements.

DEATH OF PRIMARY PAYEE

Upon the primary payee's death, any payments certain under Option I or II, interest payments under Option III, or payments under Option IV will be continued to the contingent payee; or, amounts may be released in one sum if permitted by the policy. The final payee will be the estate of the last to die of the primary payee and any contingent payee.

PAYMENTS OTHER THAN MONTHLY

The tables that follow show monthly installments for Options I and II. To arrive at annual, semiannual, or quarterly payments, multiply the appropriate figures by 11.813, 5.957 or 2.991 respectively. Factors for other periods certain or for other options that may be provided by mutual agreement will be provided upon reasonable request.



Form 15287-00                          26

                       THIS IS A NON-PARTICIPATING POLICY
 THIS POLICY IS A LAST SURVIVOR FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                    THIS POLICY INCLUDES PERSISTENCY BONUS.



DEATH BENEFITS AND OTHER VALUES PROVIDED BY THIS CONTRACT, WHEN BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT, ARE VARIABLE. THESE VALUES MAY INCREASE OR DECREASE BASED ON INVESTMENT EXPERIENCE AND ARE NOT GUARANTEED AS TO A FIXED DOLLAR AMOUNT. DEATH BENEFITS ARE PAYABLE BY US UPON THE SECOND DEATH OF THE TWO INSUREDS. THERE IS NO MATURITY DATE. FLEXIBLE PREMIUMS ARE PAYABLE BY YOU DURING THE LIFETIME OF EITHER INSURED UNTIL THE POLICY ANNIVERSARY NEAREST THE YOUNGER INSURED'S 100TH BIRTH DATE.







               TO OBTAIN INFORMATION OR MAKE A COMPLAINT, CONTACT
                        SOUTHLAND LIFE INSURANCE COMPANY

                             Customer Service Center
                                P. O. Box 173789
                           Denver, Colorado 80217-3789

                        Toll Free Number: 1(800)224-3035









                        SOUTHLAND LIFE INSURANCE COMPANY
                                 A Stock Company







Form 15287-00